Exhibit 99.1

NEWS RELEASE

Contact:	Karey L. Witty
Chief Financial Officer
(314) 725-4477

Lisa M. Wilson
Senior Vice President, Investor Relations
(212) 759-3929

CENTENE CORPORATION REPORTS TWENTY-FOURTH CONSECUTIVE

QUARTER OF INCREASED PROFITABILITY

ST. LOUIS, MISSOURI (July 25, 2005) — Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended June 30, 2005.

Second Quarter Highlights

•	Revenues of $349.6 million, a 49.7% increase over the second quarter of 2004.

•	Consistent healthcare cost trends generating an 81.0% health benefits ratio.

•	Earnings from operations of $22.3 million, a 40.1% increase over the second quarter of 2004.

•	Earnings per diluted share of $0.34, a 36.0% increase from the second quarter of 2004.

•	Membership growth of 54.8% over the second quarter of 2004.

•	Days in claims payable of 49.5, net of 1.2 days for payments on claims in litigation.

•	Closed acquisition of Medicaid-related assets of SummaCare, Inc., based in Akron, Ohio.

•	Elected Tommy G. Thompson, former U.S. Health and Human Services (HHS) Secretary and former Governor of Wisconsin, to Board of Directors.

Subsequent Events

•	Announced tentative award of contracts by State of Texas for existing and new service areas.

•	Awarded Medicaid contracts by State of Georgia for Atlanta and Central regions, two of the largest service areas, with approximately 500,000 and 150,000 eligibles, respectively.

Michael F. Neidorff, Centene’s chairman and chief executive officer, said, “The second quarter of 2005 marked our twenty-fourth consecutive quarter of increased profitability and was fully in-line with our expectations. We remain pleased with the progress in our states, particularly with

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 2

the solid growth in the Kansas and Wisconsin markets. The roll-out of SSI membership in Wisconsin is on track, and we continue to see organic growth in that market. Membership trends have been strong in Kansas following the removal of the membership cap. As predicted and guided, our year-to-date organic membership growth was light. We want to remind you that we elected not to participate in the Southern Indiana expansion, which we viewed as a high cost market.

“Our 81.0% health benefits ratio remained at the low end of our target range with the SSI HBR at 85.2% for the current quarter. Our recently announced acquisition of AirLogix enhances our demonstrated ability to manage healthcare costs for our growing SSI opportunity.

“There were a number of events marking the success of the quarter. Notably, we received notice of the tentative contract awards by the State of Texas for the STAR and CHIP members in our existing service areas of Austin, El Paso, Lubbock and San Antonio, and new service area expansion awards to serve both STAR and CHIP members in the Corpus Christi market. We expect these contracts to be finalized on or before August 17, 2005 and become effective July 1, 2006. Also, on May 1, 2005, we closed the acquisition of the Medicaid-related assets of SummaCare, Inc., a wholly owned subsidiary of Summa Health System, based in Akron, Ohio. We look forward to capitalizing on additional opportunities to grow in this State.

“As we progress in 2005 and beyond, we are confident that our consistent strategic objectives will continue to produce predictable financial results and identify cost-savings in Medicaid managed care,” concluded Neidorff.

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 3

The following table depicts membership in Centene’s managed care organizations by state at June 30, 2005 and 2004:

	2005	2004
Indiana	152,800	132,900
Kansas	103,000	—
Missouri	39,900	—
New Jersey	52,900	54,000
Ohio	59,600	23,800
Texas	243,800	155,300
Wisconsin	173,400	167,300

TOTAL	825,400	533,300

The following table depicts membership in Centene’s managed care organizations by member category at June 30, 2005 and 2004:

	2005		2004
Medicaid	637,300		460,300
SCHIP	176,200		63,200
SSI	11,900	(a)	9,800	(b)

TOTAL	825,400		533,300

(a)	5,500 at-risk; 6,400 ASO
(b)	4,400 at-risk; 5,400 ASO

Statement of Earnings Highlights

•	For the second quarter of 2005, revenues increased 49.7% to $349.6 million from $233.6 million in the second quarter of 2004.

•	The health benefits ratio (HBR), which reflects medical services costs as a percent of premium revenues, remained consistent at 81.0% period-over-period. The Company’s SSI HBR was within the guided range of 84.0% to 86.0%, demonstrating Centene’s ability to manage this population. While growing, Centene’s small SSI member base can experience a volatile HBR, period-over-period.

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 4

•	General and administrative (G&A) expenses as a percent of revenues were 12.7% in the second quarter of 2005 compared to 12.1% in the second quarter of 2004. As previously guided, the results for the second quarter of 2005 included approximately $1.3 million in implementation costs relative to Centene’s Arizona behavioral health contract award, effective July 1, 2005.

•	Earnings from operations increased 40.1% to $22.3 million in the second quarter of 2005 from $15.9 million in the second quarter of 2004.

•	Net earnings improved to $15.2 million, or $0.34 per diluted share, in the second quarter of 2005 compared to $10.8 million, or $0.25 per diluted share, for the second quarter of 2004.

•	For the six months ended June 30, 2005, revenues increased 48.5% to $682.0 million from $459.1 million for the same period in the prior year. The HBR remained consistent at 81.0% period-over-period. General and administrative expenses as a percent of revenues increased slightly to 12.7% in the first half of 2005 compared to 12.4% in the first half of 2004. Earnings from operations increased 42.5% to $43.6 million in the first half of 2005 from $30.6 million in the first half of 2004. Net earnings improved to $29.7 million, or $0.66 per diluted share, in the first half of 2005.

Balance Sheet and Cash Flow Highlights

At June 30, 2005, the Company had cash and investments of $287.9 million, including $27.4 million held by its unregulated entities and $260.5 million held by its regulated entities. Medical claims liabilities totaled $153.6 million, representing 49.5 days in claims payable. This included a 1.2 day decrease related to payments on disputed claims in litigation.

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 5

A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2005	59.7
Decrease in claims inventory	(5.8)
Payment of annual physician performance bonuses	(3.0)
Payment on disputed claims in litigation	(1.2)
Decrease in pharmacy payable	(0.2)

Days in claims payable, June 30, 2005	49.5

Cash flows used in operating activities were $7.0 million for the six months ended June 30, 2005. As expected, this primarily reflected the State of Wisconsin’s holding our June capitation payment of approximately $29 million until after June 30, 2005, the State’s fiscal year-end. This amount was received in July. In addition, cash flow for the quarter was affected by the anticipated decline in medical claims liabilities. The following table depicts the significant uses of cash flows from operations year-to-date:

(in millions)

Increase in Wisconsin premium and related receivables	$28.6
Reduction in claims inventory	18.1
Payment of annual physician performance bonuses	9.3
Income tax payments	7.9
Payment on disputed claims in litigation	3.6

New Opportunity

In July 2005, the Company received notification that the State of Georgia had awarded to the Company’s subsidiary, Peach State Health Plan, contracts to serve a portion of the Medicaid recipients in two of the State’s largest regions, Atlanta and Central. These two service areas represent a combined 650,000 eligible members and present a significant organic growth opportunity for 2006 and beyond. The Company has structured the organization with the critical management team in place and believes it will be able to serve this new marketplace successfully and to work with the State on a smooth transition.

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 6

Outlook

Karey L. Witty, Centene’s chief financial officer, stated, “We are revising our 2005 earnings guidance to include an estimated $7.5 to $10.0 million in implementation costs related to the Georgia contract award. We will continue to provide quarterly updates as these expenditures occur. Additionally, we are including our recently announced acquisition of AirLogix. We continue to maintain organic membership growth of 10% to 12% for 2005. This revised guidance excludes the potential impact of any other acquisitions we may undertake during the remainder of 2005 as well as expenses related to stock option grants under SFAS 123R, which is required to be adopted on January 1, 2006. Consistent with prior practices, we will provide a preliminary outlook for 2006 in conjunction with our third quarter 2005 earnings announcement.”

The table below depicts the Company’s revised guidance for the balance of 2005:

	Q3		Q4
	Low	High	Low	High
Revenue (in millions)	$398.0	$403.0	$429.0	$452.0
Earnings per share without Georgia	$0.36	$0.37	$0.37	$0.41
Georgia implementation costs	(0.04)	(0.03)	(0.10)	(0.07)

Adjusted earnings per share	$0.32	$0.34	$0.27	$0.34

Conference Call

As previously announced, the Company will host a conference call tomorrow, July 26, 2005, at 8:30 a.m. (Eastern Time) to review the financial results for the second quarter ended June 30, 2005, and to discuss its business outlook. Michael F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.centene.com, under the Investor Relations section. A replay will be available for on demand listening shortly after the completion of the call until 11:59 PM Eastern Time on August 19, 2005 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 7237632.

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 7

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the State Children’s Health Insurance Program (SCHIP). The Company operates health plans in Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other organizations to provide specialty services including behavioral health, disease management, nurse triage and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in the second, third and fourth paragraphs following the bullet listing under “Second Quarter Highlights,” the paragraph under “New Opportunity” and the paragraph under “Outlook” above contain forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene.

[Tables Follow]

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 8

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,598	$84,105
Premium and related receivables, net of allowances of $437 and $462, respectively	69,839	31,475
Short-term investments, at fair value (amortized cost $65,453 and $94,442, respectively)	65,337	94,283
Other current assets	16,482	14,429

Total current assets	217,256	224,292
Long-term investments, at fair value (amortized cost $135,626 and $117,177, respectively)	134,621	116,787
Restricted deposits, at fair value (amortized cost $22,507 and $22,295, respectively)	22,323	22,187
Property, software and equipment	48,479	43,248
Goodwill	130,262	101,631
Other intangible assets	15,188	14,439
Other assets	6,317	5,350

Total assets	$574,446	$527,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$153,593	$165,980
Accounts payable and accrued expenses	31,045	31,737
Unearned revenue	9,657	3,956
Current portion of long-term debt and notes payable	486	486

Total current liabilities	194,781	202,159
Long-term debt	52,731	46,973
Other liabilities	8,215	7,490

Total liabilities	255,727	256,622
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 42,481,098 and 41,316,122 shares, respectively	42	41
Additional paid-in capital	183,539	165,391
Accumulated other comprehensive income:
Unrealized loss on investments, net of tax	(809)	(407)
Retained earnings	135,947	106,287

Total stockholders’ equity	318,719	271,312

Total liabilities and stockholders’ equity	$574,446	$527,934

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 9

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$348,416	$231,330	$679,360	$454,020
Services	1,212	2,278	2,644	5,113

Total revenues	349,628	233,608	682,004	459,133

Expenses:
Medical costs	282,215	187,298	549,971	367,746
Cost of services	728	2,022	1,571	4,038
General and administrative expenses	44,365	28,351	86,824	56,728

Total operating expenses	327,308	217,671	638,366	428,512

Earnings from operations	22,320	15,937	43,638	30,621
Other income (expense):
Investment and other income	2,523	1,336	4,643	2,846
Interest expense	(634)	(101)	(1,196)	(191)

Earnings before income taxes	24,209	17,172	47,085	33,276
Income tax expense	8,960	6,359	17,425	12,325

Net earnings	$15,249	$10,813	$29,660	$20,951

Earnings per share:
Basic earnings per common share	$0.36	$0.27	$0.71	$0.52
Diluted earnings per common share	$0.34	$0.25	$0.66	$0.48

Weighted average number of shares outstanding:
Basic	42,203,946	40,721,466	41,884,044	40,552,742
Diluted	45,087,772	43,374,376	44,984,818	43,221,426

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 10

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net earnings	$29,660	$20,951
Adjustments to reconcile net earnings to net cash provided by operating activities —
Depreciation and amortization	5,901	4,701
Deferred income taxes	1,191	(914)
Tax benefits related to stock options	3,782	1,507
Stock compensation expense	2,304	32
Loss (gain) on sale of investments	39	(103)
Changes in assets and liabilities —
Premium and related receivables	(38,364)	(989)
Other current assets	(2,224)	(1,051)
Other assets	(946)	(330)
Medical claims liabilities	(12,387)	3,536
Unearned revenue	5,701	(23)
Accounts payable and accrued expenses	(2,716)	3,747
Other operating activities	1,034	(950)

Net cash (used in) provided by operating activities	(7,025)	30,114

Cash flows from investing activities:
Purchase of property, software and equipment	(8,768)	(5,082)
Purchase of investments	(74,928)	(154,342)
Sales and maturities of investments	84,984	151,077
Acquisitions, net of cash acquired	(21,342)	(7,005)

Net cash used in investing activities	(20,054)	(15,352)

Cash flows from financing activities:
Reduction of long-term debt and notes payable	(4,242)	(435)
Proceeds from borrowings	10,000	—
Proceeds from stock options and employee stock purchase plan	2,864	1,805
Other financing	(50)	—

Net cash provided by financing activities	8,572	1,370

Net (decrease) increase in cash and cash equivalents	(18,507)	16,132

Cash and cash equivalents, beginning of period	84,105	64,346

Cash and cash equivalents, end of period	$65,598	$80,478

Interest paid	$1,209	$181
Income taxes paid	$12,904	$11,034

Supplemental schedule of non-cash investing and financing activities:
Common stock issued for acquisitions	$8,995	$—

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 11

CENTENE CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

	Q2 2005	Q1 2005	Q4 2004	Q3 2004
MEMBERSHIP
Indiana	152,800	149,900	150,600	150,000
Kansas	103,000	94,900	94,200	—
Missouri	39,900	41,300	41,200	—
New Jersey	52,900	52,700	52,800	53,200
Ohio	59,600	23,900	23,800	23,500
Texas	243,800	243,700	244,300	250,200
Wisconsin	173,400	170,900	165,800	164,700

TOTAL	825,400	777,300	772,700	641,600

Medicaid	637,300	588,100	580,200	479,500
SCHIP	176,200	178,500	182,100	152,100
SSI	11,900	10,700	10,400	10,000

TOTAL	825,400	777,300	772,700	641,600

REVENUE PER MEMBER	$143.41	$142.15	$139.38	$144.70

CLAIMS
Period-end inventory	195,500	227,700	150,300	141,200
Average inventory	170,300	191,900	128,300	96,800
Period-end inventory per member	0.24	0.29	0.19	0.22

DAYS IN CLAIMS PAYABLE (a)	49.5	59.7	66.5	57.3

(a)	Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$260.5	$295.0	$271.4	$200.3
Unregulated	27.4	42.1	46.0	123.3

TOTAL	$287.9	$337.1	$317.4	$323.6

ANNUALIZED RETURN ON EQUITY (b)	20.0%	20.5%	18.2%	18.2%

(b)	Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

Centene Corporation Reports Twenty-Fourth Consecutive Quarter of Increased Profitability July 25, 2005 / Page 12

HEALTH BENEFITS RATIO BY CATEGORY:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Medicaid and SCHIP	80.9%	80.5%	80.8%	80.5%
SSI	85.2	97.8	89.3	98.5
Total	81.0	81.0	81.0	81.0

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Medicaid Managed Care	10.5%	10.2%	10.6%	10.3%
Specialty Services	58.8	46.4	54.6	49.7
Total	12.7	12.1	12.7	12.4

MEDICAL CLAIMS LIABILITIES

(In thousands)

Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

Balance, June 30, 2004	$110,105
Acquisitions	24,909
Incurred related to:
Current period	997,061
Prior period	(14,360)

Total incurred	982,701

Paid related to:
Current period	869,428
Prior period	94,694

Total paid	964,122

Balance, June 30, 2005	$153,593

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.